CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA FLORIDA MUNICIPAL MONEY FUND

SERIES #14

FILE # 811-5011

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/23/2005	Puerto Rico Tax & Rev Anticipation Notes	15,600,000	1,042,500,000	Banc of America Morgan Stanley Ramirez & Co Citigroup Goldman Sachs J.P. Morgan Lehman Brothers Merrill Lynch Raymond James Wachovia Bank